Exhibit 23.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of CollPlant Biotechnologies Ltd. for the registration of the securities and to the incorporation by reference therein of our report dated March 26, 2026, with respect to the consolidated financial statements of CollPlant Biotechnologies Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

March 30, 2026